EX 99.28(e)(4)(ii)

Amendment to
Market Vectors ETF Trust
Investing Fund Agreement

This Amendment is to the Investing Fund Agreement dated February 13, 2013, as amended (“Agreement”), between Market Vectors ETF Trust (the “Trust”), on behalf of each series of the Trust listed on Annex A (as may be amended from time to time), and Jackson Variable Series Trust (formerly Curian Variable Series Trust) (“JVST”), on behalf of each series of Jackson Variable Series Trust listed on Annex B hereto (each, an “Investing Fund”).

Whereas, the parties have agreed to amend Annex B of the Agreement to change the names of each existing series of JVST listed thereon.

Now, Therefore, the parties hereto agree to amend the Agreement as follows:

1.	Annex B to the Agreement is hereby deleted and replaced in its entirety with Annex B attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.	JVST and the Trust hereby each represent and warrant to the other parties that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind JVST and the Trust to this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed and effective as of April 27, 2015. This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Jackson Variable Series Trust		Market Vectors ETF Trust

By:	/s/ Kelly L. Crosser	By:	/s/ Laura I. Martinez
Name:	Kelly L. Crosser	Name:	Laura I. Martinez
Title:	Assistant Secretary	Title:	Assistant Vice President

Annex B

(as of April 27, 2015)

Jackson Variable Series Trust Funds (formerly, Curian Variable Series Trust)
JNL Tactical ETF Conservative Fund (formerly, Curian Tactical Advantage 35 Fund)
JNL Tactical ETF Moderate Fund (formerly, Curian Tactical Advantage 60 Fund)
JNL Tactical ETF Growth Fund (formerly, Curian Tactical Advantage 75 Fund)

A-1